McGlen Micro Inc.
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                                   Exhibit 5.1






                                 December 2,1999

                                                                       A0078-031


McGlen Micro Inc.
3002 Dow Avenue
Suite 212
Tustin, CA 92780

    Re:         Merger Between McGlen Micro Inc. and Adrenalin Interactive, Inc.
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Gentlemen:

        We have acted as counsel to Adrenalin Interactive, Inc., a Delaware corporation ("ADRN"), and Adrenalin Acquisition Corporation, a California corporation (the "Merger Sub") (together, the "Companies"), in connection with the Agreement and Plan of Merger, dated as of April 28, 1999 (the "Agreement"), among ADRN, the Merger Sub and McGlen and the related Exhibits, Schedules and ancillary agreements (collectively, the "Closing Documents"). We have also acted as counsel to Western Technologies, Inc., a California corporation ("WTI"). All capitalized terms used in this opinion which are not defined herein shall have the meanings subscribed to such terms in the Agreement.

        In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

        (a)      The Agreement;

        (b)      The Closing Documents;

        (c) The Articles or Certificates of Incorporation of the Companies and WTI;

        (d) The Certificate of Qualification of Foreign Corporation of ADRN in the State of California;

        (e)      The Bylaws of the Companies and WTI; and



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                                                               McGlen Micro Inc.
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        (f)      Such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        Based   upon   the   foregoing,   and   subject   to  the   limitations,
qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

        1. ADRN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to execute and deliver the Agreement and to perform its obligations thereunder. ADRN is duly authorized to do business as a foreign corporation in, and is in good standing in, the State of California and has all necessary power and authority to execute and deliver the Agreement and, where appropriate, the Closing Documents and to perform its obligations thereunder. ADRN is authorized to issue 50,000,000 shares of common stock, $.03 par value, of which 3,548,986 shares are presently issued and outstanding and 5,000,000 shares of preferred stock, $.01 par value, of which no shares are presently issued or outstanding. Except as disclosed on ADRN's disclosure schedules to the Agreement, there are, to our knowledge, no other outstanding equity securities of ADRN.

        2. The Merger Sub is a corporation duly organized validly existing and in good standing under the laws of the State of California, is a wholly-owned subsidiary of ADRN and has all necessary power and authority to execute and deliver the Agreement and, where appropriate, the Closing Documents and to perform its obligations thereunder.

        3. WTI is a corporation duly organized validly existing and in good standing under the laws of the State of California and is a wholly-owned subsidiary of ADRN.

        4. The execution and delivery by ADRN and Merger Sub of the Agreement and the Closing Documents and their performance of their obligations thereunder have been duly and validly authorized by all necessary action on the part of ADRN and the Merger Sub. The Agreement and the Closing Documents have been duly executed and delivered, where applicable, by ADRN and the Merger Sub and constitute the valid and binding obligations of each of them, enforceable against each of them in accordance with their respective terms, except as enforcement relating to or affecting the enforcement of creditors' rights generally and the availability of equitable remedies that may be subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the possible unavailability of specific performance or injunctive relief and the discretion of the court before which any proceeding, whether in equity or a

        5. Except as disclosed on ADRN's disclosure schedules to the Agreement, neither the execution and delivery of the Agreement or the Closing Documents nor the consummation by the Companies of any of the transactions contemplated in the Agreement or the Closing Documents, or the fulfillment of, or compliance with, the terms and provisions thereof, will conflict with or result in a violation of any of the Articles or Certificate of Incorporation or Bylaws of either of the Companies or, to our knowledge, any contract or agreement to which either of the Companies or WTI is subject.



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                                                               McGlen Micro Inc.
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        6. Except as disclosed on ADRN's disclosure  schedules to the Agreement, the execution, delivery and performance by the Companies of the transactions contemplated thereby, do not and will not, to our knowledge, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, lien or other encumbrance) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any of the Companies or WTI is a party or by which any of the properties or assets of any of the Companies or WTI may be bound, or violate any law or statute applicable to any of the Companies or WTI or, to our knowledge, any order, writ, injunction, decree, rule or regulation applicable to any of the Companies or WTI or any of the properties or assets of any of the Companies or WTI, except for violations, breaches or defaults which would not have a Parent Material Adverse Effect.

        With respect to the aforementioned documents, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies and the due authority of all persons executing the same.

        This opinion is being delivered solely for the benefit of McGlen and its shareholders in connection with the transactions contemplated by the introductory paragraph to this opinion. Except as may be required by applicable laws and governmental regulations, this opinion may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent.

                                                  Very truly yours,

                                                  /s/Clark and Trevithick
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                                                  CLARK & TREVITHICK



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